FS Investment 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Announces Second Special One-Time Cash Distribution Paid in April

PHILADELPHIA, PA, May 2, 2011 – On April 29, 2011, the board of directors (the “Board”) of FS Investment Corporation (“FSIC”) declared a special one-time cash distribution of $0.03 per share that was paid on April 29, 2011 to stockholders of record on April 29, 2011.  This special cash distribution represents the second special cash distribution paid by FSIC in the month of April, the first of which, in the amount of $0.04 per share, was announced on April 18, 2011.  This special one-time cash distribution served to distribute to stockholders capital gains realized by FSIC as a result of its recent strong portfolio performance.  Given such gains, the special distribution also ensures that FSIC’s net asset value (“NAV”) per share does not exceed its net offering price, as required by the Investment Company Act of 1940.  The Board determined that FSIC’s recent portfolio performance and current and projected market conditions warranted taking this action.

“We are pleased to have delivered to our investors two special cash distributions in the month of April,” stated FSIC’s Chairman and Chief Executive Officer, Michael C. Forman.  “We attribute the growth in our portfolio to careful selection of attractively valued investments, increased proprietary deal flow brought to us by our investment sub-adviser, GSO / Blackstone, which has allowed us to achieve greater returns in our portfolio, and the steady growth of our asset base to over $1 billion of assets under management, which has allowed us to spread our costs.”

Guidance Regarding Public Offering Price

If FSIC’s strong portfolio performance continues, causing FSIC’s NAV per share to exceed FSIC’s net offering price, the Board may increase the per share offering price of its common stock for its future semi-monthly closings.  The Board expects that, if adjusted, the per share offering price will be between $10.75 and $11.00 per share.  The Board has not yet determined that an adjustment to the current offering price of $10.75 per share will be necessary.  FSIC will announce any change in its current offering price and will update this guidance should its anticipated public offering price move outside of this range.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with $31.0 billion in assets under management together with certain of its affiliates as of December 31, 2010, is the credit platform affiliate of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSIC intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.